Exhibit 2.1

                            SHARE PURCHASE AGREEMENT

            THIS AGREEMENT made the18th day of March, 2002.

B E T W E E N:

            MAGICVISION MEDIA INC., a corporation incorporated under the laws of Ontario,

            (hereinafter referred to as the "Purchaser")

                                     - and -

            NTN INTERACTIVE NETWORK INC., a corporation incorporated under the federal laws of Canada,

            (hereinafter referred to as the "Vendor")

                                     - and -

            MAGIC LANTERN COMMUNICATIONS LTD., a corporation incorporated under the laws of Canada,

            (hereinafter referred to as the "Company")

WITNESSETH THAT:

            WHEREAS the Vendor is the legal and beneficial owner of all the issued and outstanding shares in the capital of the Company; and

            AND WHEREAS the Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor all of the issued and outstanding shares in the capital of the Company upon and subject to the terms and conditions of this Agreement;

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            NOW THEREFORE, in consideration of the premises and mutual agreements herein contained and of other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party hereto), the Parties agree with one another as follows:

1.    INTERPRETATION

1.1   Definitions

      Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them in this Section 1.1:

      1.1.1 "Act" means the Business Corporations Act (Ontario) as in effect on the date hereof;

      1.1.2 "Accounts Receivable" means any and all accounts receivable, bills receivable, trade accounts, book debts and insurance claims recorded as receivable in the books and records of the Company, and any amount due from third parties to the Company in connection with the Business, including prepaid expenses, advances and any refunds (other than refundable income taxes of the Company) and rebates receivable in connection with the Business, other than from persons who are not dealing at arm's length with the Company, and the benefit of all security, guarantees and other collateral held by the Company in connection with the Business;

      1.1.3 "Affiliate" means an affiliate (as that term is defined in the Act) of the Company and/or the Subsidiaries;

      1.1.4 "Agreement" means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement

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             and unless otherwise indicated, references to Articles and Sections are to Articles and Sections in this agreement;

      1.1.5 "Arm's length" will have the meaning ascribed to such term under the Income Tax Act (Canada);

      1.1.6 "Assets" means the undertaking, property and assets of the Company and the Subsidiaries relating to the Business as a going concern, of every kind and description and wheresoever situated but does not include the Real Property located at 775 Pacific Road, Oakville, Ontario;

      1.1.7  "Auditors" means the Company's Auditor;

      1.1.8  "Benefit Plan" has the meaning ascribed in Section 4.1.20;

      1.1.9 "Best of Knowledge, Information and Belief" or any similar expression when used in reference any representation or warranty of a party shall be limited to its actual knowledge having made due and careful inquiry;

      1.1.10 "Business" means all of the operations of the Company and the Subsidiaries including, without limitation, the distribution and sale of educational videos and all operations related thereto.

      1.1.11 "Business Day" means any day, other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Toronto are not open for business during normal banking hours;

      1.1.12 "Claim" means any claim, demand, action, suit, litigation, charge, complaint, prosecution or other proceeding for which one Party can seek indemnification from the other Party pursuant to Sections 6.1 or 6.2;

      1.1.13 "Closing" means the completion of the sale to and the purchase by the Purchaser of the Shares and the completion of the transactions contemplated by this Agreement including the transfer and delivery of all documents of title to the Shares and the payment of the Purchase Price;

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      1.1.14 "Closing Date" means March 18, 2002, or such other date as the
             Parties may agree in writing as the date upon which the Closing shall take place;

      1.1.15 "Closing Documents" has the meaning ascribed in Article 7;

      1.1.16 "Closing Time" means 10:00 o'clock in the forenoon on the Closing Date or such other time on such date as the Parties may agree as the time at which the Closing shall take place;

      1.1.17 "Company's Auditor" means Harendorf LaBane Moss;

      1.1.18 "Contracts" means those Material contracts, agreements, commitments, entitlements and engagements of the Company and the Subsidiaries relating to the Business and the Assets whether with bankers, suppliers, customers or otherwise and including all unfilled orders from customers; all forward commitments for supplies or materials; all orders for new machinery and equipment as yet undelivered; all of which are described in Schedule 1.1.18;

      1.1.19 "Employment Legislation" means, collectively, the Labour Relations Act (Ontario), the Ontario Human Rights Code, the Occupational Health and Safety Act (Ontario), the Pay Equity Act (Ontario), the Employment Standards Act (Ontario), the Pension Benefits Act (Ontario), the Workers' Compensation Act (Ontario) and the Unemployment Insurance Act (Canada);

      1.1.20 "Equipment Leases" means those Material equipment leases, conditional sales contracts, title retention agreements and other agreements between the Company and Third Persons relating to equipment used by the Company all of which are listed in Schedule 1.1.20;

      1.1.21 "Financial Statements" means the consolidated balance sheet and statement of earnings prepared by the Company for the fiscal year ended on the 31st day of August, 2001 and for the quarter ending November 30, 2001 and attached hereto as Schedule 1.1.21;

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      1.1.22 "GAAP" means the Canadian generally accepted accounting principles consistently applied; "generally accepted accounting principles" mean the accounting principles stated in the Handbook of the Canadian Institute of Chartered Accountants, applicable as at the date on which any calculation made hereunder is to be effective;

      0.0.1 "Intellectual Property Rights" means all patents and inventions, trade marks, including those described in Schedule 1.1.23 all trade names and styles, logos and designs, trade secrets, technical information, engineering procedures, designs, knowhow and processes (whether confidential or otherwise), software, and other industrial property (including applications for any of these) in each case used or reasonably necessary to permit satisfactory operation of the Business as presently constituted;

      1.1.23 "Inter-Company Receivables" means all accounts receivable (determined in accordance with GAAP) owing from any one or more of the Company and the Subsidiaries to the Vendor and its Affiliates (as defined in the Act, and excluding the Company and the Subsidiaries) as at the Closing Date. For greater certainty, Inter-Company Receivables includes all accounts receivable owing to the Vendor, Chell Group Corporation, GalaVu Entertainment Network Inc., 3484751 Canada Inc., Chell.com USA Inc., and any other Affiliate or Subsidiary of Chell Group Corporation (excluding the Company and the Subsidiaries);

      1.1.24 "Interim Period" means the period from and including the date of this Agreement to and including the Closing Date;

      1.1.25 "Inventories" means all inventories of every kind and nature and wheresoever situate owned by the Company and the Subsidiaries and pertaining to the Business including, without limitation, all inventories of raw materials, work-in-progress and finished goods pertaining to the Business;

      1.1.26 "Leases" means those leases of real property used by the Company in the Business and identified in Schedule 1.1.27;

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      1.1.27 "Letter of Intent" means the letter agreement dated October 29,
             2001 between the Purchaser and the Vendor concerning the subject matter hereof;

      0.0.2 "Licenses" means all licenses, registrations, qualifications, permits and approvals, issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, provincial or municipal, relating to the Business, including those listed in Schedule 4.1.29, together with all applications for such licenses or permits;

      1.1.28 "November 30 Financial Statements" means the consolidated financial statements of the Company for the period ended on November 30, 2001, prepared in accordance with GAAP consistently applied, (except that no notes will be made by the Company's Auditors with respect to such statements and there shall be no statement of changes in financial position) consisting of balance sheet as at such date, and statements of earnings and retained earnings and of changes in financial position for such period, together with a copy of the Company's consolidated spreadsheet provided to the Company's Auditor for the quarter ending on November 30, 2001 (the "Supporting Documents");

      1.1.29 "Parties" means the Vendor, the Purchaser and the Company, collectively, and "Party" means any one of them;

      1.1.30 "Permits" means permits, licences, approvals and franchises which the Company and/or the Subsidiaries hold and which are required by the Company and/or the Subsidiaries to carry on the Business;

      1.1.31 "Permitted Encumbrances" means in respect of the Business of the
             Company:

             (1) liens for Taxes, assessments and charges in favour of any Governmental Authority due and being contested in good faith and diligently by appropriate proceedings;

             (2) liens for Taxes, either due and payable or due but for which notice of assessment has not been given;
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             (3)  undetermined or inchoate liens, charges and privileges incidental to current operations, and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not, at the Closing Time, been filed or registered against the title to any Asset or served upon the Company pursuant to law, or that relate to obligations not due or delinquent;

             (4) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any real property lease, and liens or rights reserved in any real property lease for rent or for compliance with terms of such lease;

             (5) security given in the ordinary course of the Company's Business to any public utility or Governmental Authority in connection with the operations of the Company's Business, other than security for borrowed money; and

             (6) any liens or other encumbrances which in the aggregate do not have any material adverse effect on the use and value of the affected asset.

      1.1.32 "Person" includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other juridical entity;

      1.1.33 "Principals" means, collectively, Douglas R. Connolly, Wendy E. Connolly, George B. Wright and Gregory J. Abrams, and "Principal" means any one of them;

      1.1.34 "Purchase Price" means the purchase price to be paid by the Purchaser to the Vendor for the Shares as provided in Section 3.1;

      1.1.35 "Real Property" means all freehold, leasehold, and other interests in real and immoveable properties owned or used by the Company and the Subsidiaries in connection with the Business, including, without limitation, the freehold lands and premises described in
             Schedule 1.1.37;

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      1.1.36 "Shares" means all of the issued and outstanding shares in the capital of the Company, to be sold by the Vendor to the Purchaser pursuant to the terms of this Agreement;

      1.1.37 "Subsidiaries" means the Subsidiaries (as defined in the Act) of the Company, namely, Tutorbuddy.com Inc., and Sonoptic Technologies Inc. excluding always 1113659 Ontario Ltd.;

      1.1.38 "Taxes" means federal, provincial or municipal taxes, including, without limitation, income, sales, goods and services, excise, business, duties and other like charges and all penalties, interest and fines with respect thereto, payable to any federal, provincial, municipal, local or other government or governmental agency, authority, board, bureau or commission, domestic or foreign, and "Tax Legislation" means legislation pursuant to which Taxes may be exigible or payable;

      1.1.39 "Third Party Claim" means for the purposes of Section 6.3 any demand which has been made on, or communicated to the Vendor or the Purchaser by or on behalf of any Person other than the Parties hereto and which, if maintained or enforced, might result in a loss, liability or expense of the nature described in either
             Section 6.1 or Section 6.2.

1.2   Gender and Number

      In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3   Entire Agreement

      This Agreement, including all Schedules hereto, together with the agreements and other documents to be delivered under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements (including, without limitation, the Letter of Intent), understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in

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connection with the subject matter of this Agreement except as specifically set forth in this Agreement. No supplement, modification or amendment to this Agreement and no waiver of any provision of this Agreement shall be binding on any Party unless executed by such Party in writing. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.4   Article and Section Headings

      Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content of any Article or Section and shall not be considered to be part of this Agreement.

1.5   Schedules

      The following Schedules are an integral part of this Agreement:

                  Schedule 1.1.18         -        Material Contracts
                  Schedule 1.1.20         -        Equipment Leases
                  Schedule 1.1.21         -        Financial Statements
                  Schedule 1.1.23         -        Intellectual Property Rights
                  Schedule 1.1.27         -        Leases
                  Schedule 1.1.37         -        Real Property
                  Schedule 4.1.5          -        Authorized and Issued Shares
                  Schedule 4.1.7          -        Conflicting Agreements
                  Schedule 4.1.8          -        Guarantees
                  Schedule 4.1.12(c)      -        Extraordinary Losses
                  Schedule 4.1.23         -        Litigation
                  Schedule 4.1.25         -        Accounts Receivable
                  Schedule 4.1.27         -        Environmental Matters
                  Schedule 4.1.29         -        Licences and Permits
                  Schedule 4.1.30         -        Banks
                  Schedule 4.1.38a        -        Encumbrances
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                  Schedule 4.1.38a        -        Assets

1.6   Applicable Law

      This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario and shall be treated, in all respects, as an Ontario contract. Each Party to this Agreement irrevocably attorns to and submits to the jurisdiction of the Courts of Ontario with respect to any matter arising under or relating to this Agreement.

1.7   Currency

      Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.8   Accounting Terms

      All accounting terms not otherwise defined have the meanings assigned to them, and all calculations are to be made and all financial data to be submitted are to be prepared, in accordance with "GAAP".

1.9   Business Days

      Whenever any action or payment to be taken or made under this Agreement shall be stated to be required to be taken or made on a day other than a Business Day, any payment shall be made or such action shall be taken on the next succeeding Business Day.

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1.10  Statutory Instruments

      Unless otherwise specifically provided in this Agreement any reference in this Agreement to any law, by-law, rule, regulation, order, act or statute of any government, governmental body or other regulatory body shall be construed as a reference to those as amended or re-enacted from time to time or as a reference to any successor to those.

1.11  Materiality

      In this Agreement "Material" means, when used as an adjective, that any breach, default or deficiency in the satisfaction of any covenant, representation or warranty so described might reasonably:

      1.11.1 give rise to an aggregate remedial cost (including consequential loss and loss of profit) of more than $15,000 in any individual instance or where all such instances arise pursuant to multiple breaches of the same covenant, representation or warranty; or

      1.11.2 where no adequate remedy is reasonably available, result in disturbance in the ordinary conduct of the Business of an aggregate cost properly attributable to such disturbance (including consequential loss and loss of profit) of more than $15,000, and "Materially" shall have the corresponding meaning.

2.    PURCHASE AND SALE OF SHARES

2.1   Purchase and Sale of Shares

      Upon and subject to the terms and conditions of this Agreement, the Vendor shall sell, transfer, assign and set over to the Purchaser and the Purchaser shall purchase and acquire from the Vendor at the Closing Time, the Shares for the Purchase Price payable as provided in Section 3.1.

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2.2   Third Party Consents

      On or before the Closing Date, the Vendor shall use reasonable best efforts to obtain the consents of third parties as may be necessary arising from the change of control of the Company and/or the Subsidiaries for the assignment of the Contracts, the Equipment Leases, the Leases and the Licenses.

3.    PURCHASE PRICE AND PAYMENT

3.1   Payment of Purchase Price

      The Parties agree that the Purchase Price, subject to the adjustments provided in this Agreement, will be One Million Eight Hundred and Fifty Thousand Dollars ($1,850,000). The Purchase Price will be satisfied by certified cheque or wire transfer of immediately available funds at the Closing Time.

3.2   {Intentionally Deleted}

3.3   Delivery of Certificates, etc.

      The Vendor shall transfer and deliver to the Purchaser at the Closing Time, share certificates representing the Shares duly endorsed for transfer to the Purchaser (or as the Purchaser may otherwise direct) and shall cause the Company to enter the Purchaser in the Company's share register as the holder of the Shares.

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3.4   Place of Closing

      The Closing shall take place at the Closing Time at the offices of Miller Thomson LLP, or at such other place as may be agreed upon by the Vendor and the Purchaser.

3.5   Tender

      Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money may be tendered by official draft drawn upon a Canadian chartered bank or trust company or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank.

4.    REPRESENTATIONS AND WARRANTIES

4.1   Representations and Warranties of the Vendor

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      The Vendor hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on these representations and warranties in entering into this Agreement and the transactions contemplated under this Agreement. It is specifically agreed that insofar as the Vendor has relied upon statements made and information provided to it by any of the Principals of the Purchaser, acting in their capacity as officers of the Company and or any one or more of the Subsidiaries, or in the event that any of the Principals of the Purchaser have withheld information from the Vendor so that the Vendor was not fully informed of any information required to make the representations and warranties herein, including any information arising prior to purchase of the Company from some of the Principals on October 1, 1996, in making the following representations and warranties, the Vendor shall not be liable to the Purchaser for any breach of such representation or warranty to the extent that it was reasonable to rely upon such statement or information or to the extent that any such information required to make such representations truthful was withheld:

      4.1.1 Organization and Good Standing - The Company and each of the Subsidiaries is a corporation duly incorporated, organized and validly existing in good standing under the laws of its respective jurisdiction of incorporation.

      4.1.2 Bankruptcy, etc. - No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Company or any Subsidiary and the Company and each of the Subsidiaries is able to satisfy its liabilities as they become due.

      4.1.3 Capacity to Carry on Business - The Company and each of the Subsidiaries has all necessary corporate power, authority and capacity to own its property and assets and to carry on the Business as presently owned and carried on by it, and the each one of the Company and the Subsidiaries is duly licensed, registered and qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of the Business make such qualification necessary, and all such

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            licenses, registrations and qualifications are valid and subsisting and in good standing and none of them contains any burdensome term, provision, condition or limitation which has or may have an adverse effect on the Company or Subsidiary, as applicable.

      4.1.4 Due Authorization - The Company and the Vendor have all necessary corporate power, authority and capacity to enter into this Agreement and to perform their obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and the Vendor, respectively.

      4.1.5 Authorized and Issued Capital of the Company and the Subsidiaries - The authorized capital of the Company and each of the Subsidiaries is as set forth in Schedule 4.1.5. The number of shares in the capital of the Company and each of the Subsidiaries which have been validly issued and are outstanding as fully paid and non-assessable shares is also set forth in Schedule 4.1.5.

      4.1.6 Title to Shares - The legal and beneficial owners of all issued and outstanding shares of the Company is set forth together with their respective shareholdings in Schedule 4.1.5. For greater certainty, 100% of the issued and outstanding shares in the capital of the Company (the "Shares") are legally and beneficially owned by the Vendor and, on Closing, the Purchaser shall acquire good and marketable title to the Shares and the Inter-Company Receivables, free and clear of all agreements, mortgages, pledges, charges, hypothecs, claims, liens, security interests, encumbrances and rights of other Persons. The Shares constitute all of the issued and outstanding shares in the capital of the Company. No options, warrants or other rights for the purchase, subscription or issuance of shares or other securities of the Company or securities convertible into or exchangeable for shares of the Company have been authorized or agreed to be issued or are outstanding. There are no restrictions on the transfer of the Shares except those set forth in the Articles.

      4.1.7 Absence of Conflicting Agreements - Except as set out in schedule 4.1.7, to the Vendor's Best Knowledge, Information and Belief, except

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             for the Contracts, the Equipment Leases, and the Leases, and the
             consent to the change of control of the Company which may be required from lessors or other third parties thereunder in connection with the completion of the transactions contemplated by this Agreement, neither the Vendor nor the Company nor any Subsidiary is a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, arbitration award, charter or by-law provisions, order or judgment which would be violated, contravened, breached by, or under which any default would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions contemplated under this Agreement. Without limiting the generality of the foregoing, none of the shares or assets of the Company or the Subsidiaries are currently subject to security interests (whether secured or unsecured) and/or registrations listed on any personal property registry or equivalent system, except those relating purely to equipment leases.

      4.1.8  Absence of Guarantees - Except for the guarantees set out on
             Schedule 4.1.8, neither the Company nor any Subsidiary has given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness or other obligations of third parties nor any other commitment by which the company is, or is contingently, responsible for such indebtedness or other obligations.

      4.1.9 Enforceability of Obligations - This Agreement constitutes a valid and binding obligation of the Vendor and the Company, enforceable against each in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

      4.1.10 Books and Records - The Company's books and records and the books and records of each of the Subsidiaries are fully and accurately maintained and its books of account provide for all excise, sales, business and property taxes and other rates, charges, assessments, levies, duties, taxes, contributions, fees, licenses and other governmental charges of whatsoever kind and nature that have become

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             or may become due and payable on or before the Closing Time. The provisions and reserves in the books of account of the Company in respect of same, together with the provisions and reserves in the books of account of the Company in respect of taxes charged upon its income for which returns have been filed but for which no assessments have yet been received or determined, are adequate and the Vendor does not know of any basis for any additional assessment for any of such years for which adequate provision has not been made. The minute books of the Company and each Subsidiary are complete and accurate and reflect all material actions taken and resolutions passed by the directors and shareholders of the Company or Subsidiary, as applicable, since the date of its incorporation and all such meetings were duly called and held and the share certificate books, register of shareholders, register of transfer and registers of directors are complete and accurate.

      4.1.11 Financial Statements - The items reported in the Financial Statements are reported in accordance with GAAP applied on a basis consistent with that of the preceding period and present fairly:

             (1) all of the assets of the Company as at November 30, 2001 that are of a nature customarily reflected or reserved against in a balance sheet,

             (2) all of the liabilities of the Company as at November 30, 2001 that are of a nature customarily reflected or reserved against in a balance sheet, and

             (3) the sales and earnings from operations of the Company for the 12 month period ended November 30, 2001.

              Without limiting the foregoing, the Financial Statements truly and fairly present the assets and liabilities of the Company and its financial position as at the dates thereof, and the results of its operations for the fiscal periods reported on, and, in particular, without limiting the foregoing, include all liabilities or obligations of any nature, whether accrued, contingent or otherwise, and whether due or to become due as at the dates of the Financial Statements. Since November 30, 2001, there has not been any material adverse change in the financial position of the Company, computed on a basis consistent with that used in the

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              preparation of the balance sheet included in the Financial
              Statements other than operating losses in the normal course, material changes related to the sale of real property known municipally as 775 Pacific Avenue, Oakville, Ontario and related to the sale of 100% of the issued and outstanding shares in the capital of 1113659 Ontario Ltd. to the Vendor.

      4.1.12 Absence of Unusual Transactions - Since November 30, 2001, the Company has not:

             (1) transferred, assigned, sold or otherwise disposed of any of the assets shown in the Balance Sheet to the Financial Statements except in the ordinary and usual course of business and except for the sale of real property known municipally as 775 Pacific Avenue, Oakville, Ontario and related to the sale of 100% of the issued and outstanding shares in the capital of 1113659 Ontario Ltd. to the Vendor.;

             (2) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the balance sheet to the Financial Statements and liabilities incurred since the date of the Financial Statements in the ordinary and normal course of business except for the discharge of indebtedness to the Vendor in the amount of $3,796,475 in exchange for 100 common shares of the Company;

             (3) suffered any extraordinary losses or waived any rights of Material value other than those losses and waived rights disclosed in Schedule 4.1.12(c);

             (4) entered into any Material commitment or transaction not in the ordinary and usual course of business except for the sale of real property known municipally as 775 Pacific Avenue, Oakville, Ontario, sale of 100% of the issued and outstanding shares in the capital of 1113659 Ontario Ltd. to the Vendor.and the discharge of indebtedness to the Vendor in the amount of $3,796,475 in exchange for 100 common shares of the Company;

                                  - Page 19 -


            (5) made any general wage or salary increases or other payments in respect of personnel which it employs except in the ordinary course of business;

            (6) declared or paid any dividends or declared or made any other distribution on any of its securities or shares of any class, and has not directly or indirectly, redeemed, purchased or otherwise acquired any of its securities or shares of any class or has agreed to do so;

            (7) made any capital expenditure, except in the usual and ordinary course of business,;

            (8) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of the assets of the Company or any Subsidiary;

            (9) incurred or assumed any obligation or liability (fixed or contingent), except secured and unsecured current obligations and liabilities incurred in the ordinary and normal course of business;

            (10) issued or sold any shares in its capital or any warrants, bonds, debentures or other securities of the Company or any Subsidiary or issued, granted or delivered any right, option or other commitment for the issuance of any such securities;

            (11) amended or changed or taken any action to amend or change its Articles or by-laws; or

            (12) authorized or agreed or otherwise become committed to do any of the foregoing.

     4.1.13 Employment Payments by the Company to Date of Closing - The Company and each of the Subsidiaries has paid to the date of this Agreement all amounts payable on account of salary, bonus payments and commission to or on behalf of any and all Employees;

                                  - Page 20 -


      4.1.14 Worker's Compensation - The Company and each of the Subsidiaries has not prepared or duly filed all estimates of payroll and other documentation and related information, required pursuant to the Worker's Compensation Act (Ontario) (and comparable legislation in British Columbia, New Brunswick and Illinois) which are required to be filed by it up to and including the date hereof. The Vendor has included, in the Vendor's returns, payment in respect of employees of the Company and its Subsidiaries where applicable. The Vendor has paid all premiums, penalties, interest, charges, fines and other monies which have become due pursuant to any assessment which has been issued to the Vendor based on the above method of filing. As at the date hereof, there are no proceedings or actions pending against the Company or any Subsidiary for the assessment collection of premiums or penalties and there are no material questions or assessments which are the subject of dispute with the Worker's Compensation Board or related authority; however, the Company will be required to file its own return. There are not now any outstanding appeals, actions or claims under the Worker's Compensation Act (Ontario). The Vendor shall cause the Company and each Subsidiary to execute and deliver to the Purchaser such consent or consents as may be required to permit the Purchaser to obtain such information and materials from the Worker's Compensation Board as the Purchaser may reasonably require. The parties hereto confirm that the Company will be responsible for any premiums, penalties, interest, charges, fines and other monies due in the event of any reassessment.

      4.1.15 Labour Matters - To the Vendor's Best Knowledge, Information and Belief, there are no:

             (1) unfair labour practice or other similar complaint under any Employment Legislation against the Company or any of the Subsidiaries pending before the provincial labour tribunals or any similar agency or body having jurisdiction therefor;

             (2) labour strike threatened against or involving the Company or any of the Subsidiaries;

             (3) certification application outstanding respecting the Employees;

                                  - Page 21 -


             (4) grievance or arbitration proceeding or governmental proceeding relating to the Employees pending, nor is there any such proceeding threatened against the Company or any of the Subsidiaries which might have a material adverse effect on the Company or the Subsidiary or on the conduct of the Business;

             (5) collective bargaining agreement currently being negotiated by the Company or any Subsidiary; and (1)

             (6) Employees in receipt of or who have claimed benefits under any weekly indemnity, long term disability or workers' compensation plan or arrangement or any other form of disability benefit programme.

      4.1.16 Material Contracts - To the Vendor's Best Knowledge, Information and Belief, except for the Contracts, the Equipment Leases, the Leases, neither the Company nor any Subsidiary is a party to or bound by any Material contract or commitment relating to the Business whether oral or written. The Contracts, the Leases, and the Equipment Leases are all in good standing and in full force and effect unamended and no Material default or breach exists in respect of them on the part of any of the parties to them and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach; the foregoing includes all the presently outstanding material contracts entered into by the Company in the course of carrying on the Business.

      4.1.17 Residence - The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

      4.1.18 Insurance - The Company and the Subsidiaries maintain such policies of insurance, issued by responsible insurers, as are appropriate to the Business and its property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets; all such policies of insurance are in full force and effect, and will continue to be so until the Closing Date, and neither the Company nor any Subsidiary is in default, whether as to the payment of premium or otherwise, under the terms of any such policy, nor has the Company or any Subsidiary failed to give

                                  - Page 22 -


             any notice or present any claim under any such insurance policy in due and timely fashion.

      4.1.19 Compliance with Applicable Laws - To the Vendor's Best Knowledge, Information and Belief, the Company has conducted and is conducting the Business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which the Business is carried on and are not in breach of any such laws, rules or regulations, except for breaches which are not Material.

      4.1.20 No Pension Plan - Neither the Company nor any Subsidiary has a pension plan for the Employees.

      4.1.21 Benefit Plans - To the Vendor's Best Knowledge, Information and Belief, neither the Company nor any Subsidiary is a party to any management agreement, pay equity plan, vacation or vacation pay policy, employee insurance, hospital or medical expense programme or pension, retirement, profit sharing, stock bonus or other employee benefit plan, programme or arrangement or to any executive or key personnel incentive or other special compensation arrangement or to other contracts or agreements with or with respect to officers, employees or agents other than those listed and described in Schedule 4.1.20 (the "Benefit Plans").

      4.1.22 Health and Safety - The business premises located on the Real Properties are in compliance with applicable health and safety legislation and regulations and are not subject to any orders or directions of an occupational health and safety authority or similar body.

      4.1.23 (i) Litigation - Company - Except as disclosed in Schedule 4.1.22, there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the Best of the Knowledge, Information and Belief of the Vendor, the Company and each of the Subsidiaries threatened against or relating to the Company and/or any Subsidiary, affecting its properties or Business which if determined adversely to the Company and/or any Subsidiary might Materially and adversely affect the properties, business, future prospects or financial

                                  - Page 23 -


             condition of the Company or any Subsidiary and there is not presently outstanding against the Company or any Subsidiary any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator. Neither the Company nor any Subsidiary has received any notices to the effect that the operations or the assets of the Company or Subsidiary are (i) not in full compliance with all of the requirements of applicable federal, provincial or local environmental, health and safety statutes and regulations, or (ii) the subject of any federal or provincial remedial or control action or order, or any investigation or evaluation as to whether any remedial action is needed to respond to a release or threatened release of any contaminant into the environment or any facility or structure.

      4.1.24 (ii) Litigation - Shares - There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the Best of the Knowledge, Information and Belief, after due enquiry, of the Vendor and the Company, threatened against or relating to the Shares and there is not presently outstanding against the Vendor any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which would affect the Vendor's ability to sell the Shares as provided for in this Agreement.

      4.1.25 Accounts Receivable - Except as disclosed in Schedule 4.1.25, to the Best of Knowledge, Information and Belief of the Vendor, all Accounts Receivable are bona fide and good and subject to an allowance for doubtful accounts taken in accordance with GAAP are collectible without set-off or counterclaim.

      4.1.26 Inter-Company Receivables - The Inter-Company Receivables, if any, a re rendered in the books and records of the Company and the Subsidiaries (as payables) and are set forth in the Financial Statements (and will be set forth in the November 30 Financial Statements) in accordance with GAAP.

      4.1.27 Environmental Matters - To the Vendor's Best Knowledge, Information and Belief, except as disclosed in Schedule 4.1.26, there are no facts, circumstances or conditions that directly or indirectly relate to

                                  - Page 24 -


             the Company or the Subsidiaries or the past or present conduct of the Business with respect to environmental, health or safety matters that have existed or now exist and already have had or may have a material adverse effect on the operation of the Business or use of the Assets and Real Property or that may give rise to any Material liability on the Purchaser concerning the protection, preservation or remediation of the natural environment, whether air, land, surface water or groundwater. 1.1.1

      4.1.28 Consents - Except for Contracts, Equipment Leases and Leases requiring the consent to the change of control of the Company there are no consents, authorizations, licenses, franchise agreements, permits, approvals or orders of any person or government required to permit the Vendor to complete this transaction with the Purchaser.

      4.1.29 Licenses and Permits - To the Vendor's Best Knowledge, Information and Belief, all of the licenses, registrations, qualifications, permits, bonds and approvals (including environmental licenses or permits) issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, provincial or municipal, related to the Company or any Subsidiary or necessary for the conduct of the Business have been obtained and are current as of the date hereof, except for those listed on Schedule 4.1.29.

      4.1.30 Banks - Schedule 4.1.30 contains a true and complete list (including address and account number) of each bank, trust company or similar institution in which the Company has an account or a safety deposit box and the names of all persons, including any person or firm holding a power of attorney, authorized to draw thereon or to have access thereto and a description of all credit facilities, lines of credit, loan agreements and the like which the Company has with any financial institution. All of the bank accounts operated in connection with the Business are maintained and operated solely in the name of the Company. There are no bank accounts operated in the name of any division or business or trade name or style of the Company.

      4.1.31 Intellectual Property - To the Vendor's Best Knowledge, Information and Belief, the Intellectual Property Rights are valid and subsisting and held by the Company and/or the Subsidiaries with good and marketable title and are in good standing free and clear of all security interests,

                                  - Page 25 -


             claims, liens, objections and infringements of every nature and kind and all registrations therefor have been kept renewed and are in full force and effect. To the Vendor's Best Knowledge, Information and Belief, the operation of the Business does not involve infringements or claimed infringement of any patent, trademark, trade name or copyright. No employee of the Company owns, directly or indirectly in whole or in part, any Intellectual Property Rights. 1.1.1

      4.1.32 Inventories - To the Vendor's Best Knowledge, Information and Belief, the Inventories are in good and merchantable condition and are usable or saleable in the ordinary course of business for the purposes for which they are intended.

      4.1.33 Tax Matters - Neither the Company nor any Subsidiary is liable for any Taxes, due and unpaid at the date hereof, other than those Taxes that may be accrued but not due and payable as at the Closing Date. Neither the Company nor any Subsidiary is in default in filing any returns or reports covering any Taxes or other reports in respect of its income, business or property. The Company and each of the Subsidiaries have filed all reports or returns with respect to income, capital, sales (including goods and services and Ontario employer health tax reports), excise, business and property taxes and all other taxes and customs duties which are required to be filed by them up to the date of this Agreement (and all such returns and reports are correct and complete in all material respects) and have paid, or where permitted by law, provided security for, all Taxes as shown on such reports or returns to the extent such Taxes are payable or have or may become due and has paid, or where permitted by law, provided security for, all assessments received by them. The Company and each of the Subsidiaries have withheld from any amounts payable, including without limiting the generality of the foregoing, from any salaries, bonuses or dividends paid by them all deductions required by law to be made therefrom and has remitted the same to the proper tax or other authorities. Federal Canadian income tax assessments have been issued to the Company and each of the Subsidiaries covering all past periods through the fiscal year ended August 31, 2000 (and such assessments, if any amounts were owing in respect thereof, have been paid or, where permitted by law, security therefor has been provided). There are no currently outstanding reassessments, suits, actions, proceedings,

                                  - Page 26 -


             investigations, claims or questions which have been issued or raised by any governmental authority relating to any such reports or tax returns and neither the Company nor any Subsidiary has any negotiations or discussions in progress with respect to any eventual assessment or reassessment with any such authority. Neither the Company nor any Subsidiary has executed or filed with any taxing authority any waiver or agreement extending the period for assessment or collection of any income or other taxes.

      4.1.34 Undisclosed Liabilities - To the Vendor's Best Knowledge, Information and Belief, neither the Company nor any Subsidiary has liabilities (whether accrued, absolute, contingent or otherwise) of any kind except liabilities disclosed on the Financial Statements and except liabilities incurred in the ordinary course of business since November 30, 2001 which are not inconsistent with past practice, are not Material and adverse to the business, assets, financial condition or results of operations of the Company, and do not Materially violate any covenant contained in this Agreement or constitute a Material misrepresentation or breach of warranty made in or pursuant to this Agreement.

      4.1.35 Non-Arm's Length Transactions - The Company has not entered into any contracts, agreements, options, or arrangements or incurred or assumed any obligation or liability (whether fixed or contingent) with, on behalf of, or with respect to the Vendor or other "non-arm's length person" (as that term is defined in the Income Tax Act (Canada)) or a Related Person, whether jointly or severally.

      4.1.36 Accountants - Since 1999, the accountants of the Company have been the firm of Lazar, Levine and Felix, Chartered Accountants, of the City of New York.

      4.1.37 Restrictions on Business - To the Vendor's Best Knowledge, Information and Belief, neither the Company nor any Subsidiary is a party to any agreement, indenture, mortgage, debenture, security agreement, lease, agreement or instrument, or subject to any restriction in the Articles or by-laws or subject to any restriction imposed by regulatory authorities having jurisdiction over it or subject to any statute, order, regulation or rule or to any writ, judgment, injunction or decree of any court or federal, provincial, municipal or other

                                  - Page 27 -


             governmental department, commission, board of instrumentality which might prevent or interfere with the use of its Assets or which may limit or restrict or otherwise adversely affect the Business, properties, assets or financial condition, other than statutory provisions and restrictions of general application to its particular business. The Business is the only business carried on by the Company and the Subsidiaries on the date hereof.

      4.1.38 Titles to Properties - Except for any liens, charges or encumbrances or other minor imperfections of title which are not in the aggregate Material and which do not Materially impair the use of the property or assets subject thereto and except for the Leases listed on Schedule 1.1.27 and except as disclosed in the Financial Statements and Schedule 4.1.38a, the Company has good and marketable title to all its properties, interests in properties and assets, real and personal (which assets include, but are not limited to, the assets listed in Schedule 4.1.38b) free and clear of all mortgages, pledges, charges, hypothecs, liens, title retention agreements, security interests, encumbrances or rights of other Persons, of any kind or character.

      4.1.39 Real Property - The Company is not a party to or bound by any leases of real property other than the Leases. Where applicable, all rental and other payments required to be paid by the Company pursuant to the Leases have been duly paid and the Company is not in default or in breach of any material term or provision of the Leases.

      4.1.40 Leased Equipment - To the Vendor's Best Knowledge, Information and Belief, Schedule 1.1.27 sets forth a true and complete list of all equipment, other personal property and fixtures in the possession or custody of the Company and its Subsidiaries which, as of the date hereof, is leased or held under license or similar arrangement and of the leases, licenses, agreements or other documentation relating thereto.

      4.1.41 Condition of Assets - All material tangible assets of the Company and the Subsidiaries used in or in connection with the Business are in good condition, repair and, working order and have been properly maintained, having regard to the use and age thereof.

                                  - Page 28 -


      4.1.42 Securities Legislation - The Company is a private company within the meaning of the Securities Act (Ontario) and the sale of the Shares by the Vendor to the Purchaser will be made in compliance with all applicable securities legislation.

      4.1.43 Powers of Attorney - To the Vendor's Best Knowledge, Information and Belief, no person has any tax or other power of attorney from the Company or any Subsidiary with respect to any matter.

      4.1.44 Product Liability Claims - To the Vendor's Best Knowledge, Information and Belief, there is no pending or threatened product liability or similar claim which relates to the products manufactured, distributed or sold by the Company which is not covered fully by insurance.

      4.1.45 Supporting Documents - The Supporting Documents (as defined in paragraph 1.1.30 hereof) are a full and complete copy of the Company's consolidated spread sheet provided to the Company's Auditor for the three month period ending on November 30, 2001;

      4.1.46 Disclosure - None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective purchaser of the Shares seeking full information concerning the matters which are the subject of such representations, warranties and statements.

      4.1.47 1113659 Ontario Ltd. - 1113659 Ontario Ltd. was an inactive corporation at the time that NTN Interactive Network Inc. purchased 100% of the issued and outstanding shares in the capital of 1113659 Ontario Ltd. from the Company (the "1113659 Sale"). At the time of the 1113659 Sale, 1113659 Ontario Ltd. had no material assets and, without limiting the foregoing, did not own any assets required by the Company or the Subsidiaries to carry on their respective businesses.

      4.1.48 Inter-Company Receivables - There are no Inter-Company Receivables.

                                  - Page 29 -


4.2   Representations and Warranties of the Purchaser

      The Purchaser hereby represents and warrants to the Vendor as follows:

      4.2.1 Organization and Good Standing - The Purchaser is a corporation duly incorporated, organized, and validly existing and in good standing under the laws of the Province of Ontario.

      4.2.2 Authority Relative to this Agreement, etc. - The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and any other agreements entered into pursuant hereto and to perform its obligations hereunder; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of the Purchaser.

      4.2.3 Absence of Conflicting Agreements - The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by it of this Agreement or the consummation of the transactions contemplated herein, except as disclosed in this Agreement.

      4.2.4 Enforceability of Obligations - This Agreement and any other agreements entered into pursuant hereto constitute valid and binding obligations of the Purchaser enforceable against it in accordance with its terms provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

      4.2.5 Governmental Consents - No governmental or regulatory authorizations, consents, approvals, filings or notices pertaining to the Purchaser are required to be obtained or given or waiting period is

                                  - Page 30 -


            required to expire in order that the purchase and sale of the Shares may be consummated by the Purchaser or for the Purchaser to carry out its obligations set out in this Agreement. 1.1.1

4.3   Non-Waiver

      No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Vendor herein or pursuant hereto. No waiver by the Purchaser of any condition, in whole or in part, shall operate as a waiver of any other condition.

4.4   Nature and Survival of Representations and Warranties

      All statements contained in any certificate or other instrument delivered by or on behalf of a Party pursuant to or in connection with the transactions contemplated by this Agreement shall be deemed to be made by that Party under this Agreement. All representations, warranties, covenants and agreements contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery hereunder of any instruments of conveyance, assignments or other instruments of transfer of title to any of the Shares and the payment of the consideration contemplated under this Agreement, except that the representations and warranties contained in this Article shall only survive for five years following Closing (except for the Vendor's representations and warranties relating to tax matters which shall survive for the period of time during which the taxes to which such representations and warranties relate may be reassessed by the relevant taxation authority, unless the Vendor has been fraudulent in filing a return or supplying information to any taxation authority under any taxation legislation or unless the Vendor has agreed to extend by waiver the period in which tax reassessments may be made, in which case the survival of those representations and

                                  - Page 31 -


warranties relating to tax matters shall be unlimited) after which period of time, if no claim shall, prior to the expiry of such period, have been made under this Agreement against a Party with respect to any incorrectness in or breach of any representation or warranty made herein by such Party, such Party shall have no further liability under this Agreement with respect to such representation or warranty.

5.    COVENANTS OF THE PARTIES

5.1   Conduct of Business Prior to Closing

      During the Interim Period the Vendor shall do or cause the Company to do the following and the Purchaser shall ensure that the Principals do not take any action that would interfere with the Vendor's ability to do or cause the following:

      5.1.1 Conduct Business in Ordinary Course - Except as otherwise contemplated or permitted by this Agreement, the Company shall conduct the Business in the ordinary and normal course and shall not, without the prior written consent of Purchaser, enter into any transaction which, if entered into before the date of this Agreement, would cause any representations or warranties of the Vendor contained in this Agreement to be incorrect or constitute a breach of any covenant or agreement of the Vendor contained in this Agreement. The Vendor shall use its best efforts to preserve intact the Company and the Business and the relationship existing with the customers of the Company.

      5.1.2 Continue Insurance - The Company shall continue in force and in good standing all existing insurance maintained by it.

      5.1.3 Perform Obligations - The Company shall comply with all applicable laws, regulations, by-laws and other governmental requirements of each jurisdiction in which the Business is carried on.

                                  - Page 32 -


      5.1.4 Material Changes - The Company shall not take any action which would result in any Material adverse change, which shall be deemed to include the circumstances specified in Section 4.1.12, in or to the Business or sell, transfer or dispose of any of the assets of the Company, other than in the ordinary course of business.

      5.1.5 Liens, Vendor - The Vendor shall not suffer or permit any mortgages, pledges, hypothecs, security interests, deemed trusts, liens, charges, rights or claims of other Persons, or any other encumbrances whatsoever, to attach to or affect the Shares.

      5.1.6 Liens, Company - The Company shall not suffer or permit any mortgages, pledges, hypothecs, security interests, deemed trusts, liens, charges, rights or claims of other Persons, or any other encumbrances whatsoever, to attach to or affect the assets of the Company other than those specifically consented to by the Purchaser in writing.

      5.1.7 Wage Increases, Hiring and Firing - The Company shall not make or commit to make any wage increases or grant any bonuses to any of the employees of the Company, nor employ any new employees in the Company without the Purchaser's consent nor terminate the employment of any key employees of the Company, without the Purchaser's consent.

      5.1.8 Accounts Receivable - The Company shall not write off any existing Account Receivable without the prior written consent of the Purchaser except for usual adjustments made in the ordinary course of business for prompt payment.

      5.1.9 Transfer Real Property - The Vendor shall, at its sole expense, cause the Company to transfer the real property known municipally as 775 Pacific Road, Oakville, Ontario (the "Owned Real Property") to the Vendor prior to the Closing Date, together with all mortgages, liens and encumbrances against the Owned Real Property. The Owned Real Property shall not form part of the Assets of the Company on the Closing Date.

      5.1.10 Encumbrances - Take all commercially reasonable steps to ensure that the Shares and the Inter-Company Receivables will be transferred to the

                                  - Page 33 -


             Purchaser free and clear of all charges, mortgages, liens and encumbrances on the Closing Date and to ensure that the Assets are free and clear of all charges, mortgages, liens and encumbrances on the Closing Date.

      5.1.11 Transfer of 1113659 Ontario Ltd. - The Vendor or an Affiliate of the Vendor shall purchase from the Company, on terms acceptable to the Company,100% of the issued and outstanding shares in the capital of 1113659 Ontario Ltd. at the sole expense of the Vendor.

      5.1.12 Discharge of Indebtedness to Vendor. - The Vendor shall have capitalized all of the indebtedness of the Company to the Vendor in the amount of $3,796,475 in exchange for 100 common shares of the Company;

5.2   Access for Investigation

      The Vendor and the Company shall permit the Purchaser and its employees, agents, counsel and accountants or other representatives, between the date of execution of this Agreement and the Closing Time, without interference to the ordinary conduct of the Business, to have access during normal business hours to the premises and to all the books, accounts, records and other data of the Company (including, without limitation, all corporate and accounting records of the Vendor relating exclusively to the Company) and to furnish to the Purchaser such financial and operating data and other information with respect to the Company, as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in Section 4.1.

5.3   Delivery of Books and Records

                                  - Page 34 -


      At the Time of Closing, the Vendor and the Company shall deliver to the Purchaser the following documents only to the extent that same are in the possession of the Vendor and not in possession of the Purchaser: (i) lists of suppliers and customers of the Company; (ii) employee records with respect to the Employees; (iii) advertising, promotional and marketing materials which relate to the Company; and (iv) files relating to the assets of the Company. The Purchaser agrees that it will preserve the documents, books and records so delivered to it for a period of six years from the Closing Date, or for such other period as is required by any applicable law, and will permit the Vendor or their authorized representatives reasonable access to those books and records in connection with the affairs of the Vendor relating to any tax matters, workers' compensation, litigation matters or other matters that may require access to such records. The Vendor agrees that it will preserve the documents, books and records which are not delivered to the Purchaser for a period of six years from the Closing Date, or for such longer period as is required by applicable law, and will permit the Purchaser or its authorized representatives reasonable access to those books and records in connection with the affairs of the Company relating to any tax, workers' compensation or litigation matters.

5.4   Actions to Satisfy Closing Conditions

      Each Party agrees to take all such actions as are within its power to control, and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with any conditions set forth in Article 7 which are for the benefit of the other Party.

5.5   Navision Accounting System

                                  - Page 35 -


      On the request of the Purchaser prior to the Closing Date, the Vendor will use its reasonable best efforts to assist the Purchaser in negotiating with Navision a software licence in the name of the Purchaser for the accounting system currently used by the Company, together with 10 seat licences and all related Navision documentation. The Purchaser shall be responsible for all costs associated with the issuance of such licence.

6.    INDEMNIFICATION, SETOFF AND RELEASE

6.1   Indemnification by Vendor

      6.1.1 Subject to this Article 6, if the transactions contemplated by this Agreement are consummated, the Vendor agrees to indemnify and hold the Purchaser harmless from and against and in respect of any loss, damage, claim, cost or expense whatsoever, including any and all incremental out-of-pocket costs, including, without limitation, all reasonable legal and accounting fees, which the Purchaser or the Company, as the case may be, may incur, suffer or be required to pay, pursuant to or in defence or prosecution of any claim, demand, action, suit, litigation, change, complaint, prosecution, appeal or other proceeding (collectively, a "Claim") that may be made or asserted against or affect the Purchaser, or the Company provided, however, that the subject matter of any such Claim relates to or arises out of or in connection with the following matters:

            (1) any misrepresentation or breach of any warranty, agreement, covenant or obligation of the Vendor contained in this

                                  - Page 36 -


                  Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by the Vendor;

            (2) any reassessment of the Company or any Subsidiary for income, corporate, realty or business taxes (and all interest and/or penalties relating thereto) in respect of which tax returns have been filed before the Closing Time which result in the payment of tax in excess of the amount already paid on such returns for the periods of such returns;

            (3) any guarantee given by the Purchaser of the obligations of the Vendor and/or Affiliates of the Vendor (other than the Company and the Subsidiary).

      6.1.2 The obligation of the Vendor to indemnify the Purchaser as set forth in Section 6.1.1(a) for any loss, damage, claim, cost or expense shall be subject to the limitation period referred to in Section 4.4 with respect to survival of representations and warranties. In addition, the obligation of the Vendor to indemnify the Purchaser as set forth herein shall only be in respect of any loss, damage, claim or cost or expense that may have arisen or incurred during the time period in which the Vendor had sole ownership of the Company, being from October 1, 1996 to the Closing Date and which loss, damage, claim, cost or expense is in excess of $15,000.

6.2   Indemnification by Purchaser

                                  - Page 37 -


      6.2.1 Subject to this Article 6, if the transactions contemplated by this Agreement are consummated, the Purchaser agrees to indemnify and hold the Vendor harmless against and in respect of any loss, damage, claim, cost or expense whatsoever, including any and all incremental out-of-pocket costs, including, without limitation, all reasonable legal and accounting fees, which the Vendor may incur, suffer or be required to pay, pursuant to any claim, demand, action, suit, litigation, change, complaint, prosecution or other proceeding (collectively, a "Claim") that may be made or asserted against or affect the Vendor, provided, however, that the subject matter of any such claim relates to or arises out of or in connection with any misrepresentation or breach of any warranty, agreement, covenant or obligation of the Purchaser contained in this Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by the Purchaser or in connection with any guarantee given by the Vendor of the obligations of the Company and/or the Subsidiaries to a third party.

      6.2.2 The obligation of the Purchaser to indemnify the Vendor as set forth in Section 6.2.1 for any loss, damage, claim, cost or expense shall be subject to the limitation period referred to in Section 4.4 with respect to survival of representations and warranties and shall be further limited to losses, damages, claims, costs and expenses only that are cumulatively in excess of $15,000.

6.3   Mutual Release

                                  - Page 38 -


      6.3.1 The Vendor, Chell Group Corporation, Company, Douglas Connolly and Wendy Connolly shall enter into on Closing a full and final mutual release of all actions, causes of action, suits, debts, dues, covenants, accounts, contracts, rights, damages, costs, judgments, expenses, claims or demands which, each may now have, or may hereafter have, whether in law or in equity, against one another. Without limiting the generality of the foregoing, Douglas R. Connolly and Wendy E. Connolly shall specifically release the Vendor and its parent or affiliated companies from any employment agreements entered into prior to the Closing Date save and except for any options in Chell Group Corporation which may have vested on or before the Closing Date, which options and the rights under such options shall not be released.

            Notwithstanding the generality of the foregoing, this Release shall not apply to any actions, causes of actions, suits, debts, dues, covenants, accounts, contracts, rights, damages, costs, judgements, expenses, claims or demands which Douglas R. Connolly, Wendy E. Connolly, the Company or the Vendor may have or may hereafter have against each other arising out of their respective obligations set out in this Agreement.

6.4   Claims by Third Parties

      6.4.1 Promptly upon receipt by either the Purchaser or the Vendor (herein referred to as the "Indemnitee") of notice of any Third Party Claim in respect of which the Indemnitee proposes to demand indemnification

                                  - Page 39 -


            from the other party to this Agreement (the "Indemnitor"), the Indemnitee shall forthwith give notice to that effect to the Indemnitor.

      6.4.2 The Indemnitor shall have the right, exercisable by giving notice to the Indemnitee not later than 30 days after receipt of the notice described in Section 6.3.1, to assume the control of the defence, compromise or settlement of the Third Party Claim, provided that:

            (1) the Indemnitor shall first deliver to the Indemnitee its written consent to be joined as a party to any action or proceeding relating thereto; and,

            (2) the Indemnitor shall at the Indemnitee's request furnish it with reasonable security against any costs or other liabilities to which it may be or become exposed by reason of such defence, compromise or settlement.

      6.4.3 Upon the assumption of control by the Indemnitor as aforesaid, the Indemnitor shall, at its expense, diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnitor's sole expense, including employment of counsel reasonably satisfactory to the Indemnitee, and in connection with such proceedings, the Indemnitee shall co-operate fully, but at the expense of the Indemnitor, to make available to the Indemnitor all pertinent information and witnesses under the Indemnitee's control and to make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defence, provided always that the Indemnitee shall be entitled to reasonable

                                  - Page 40 -


            security from the Indemnitor for any expense, costs or other liabilities to which it maybe or may become exposed by reason of such co-operation.

      6.4.4 The final determination of any such Third Party Claim, including all related costs and expense, will be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitor.

      6.4.5 Should the Indemnitor fail to give notice to the Indemnitee as provided in Section 6.3.2, the Indemnitee shall be entitled to make such settlement of the Third Party Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Third Party Claim shall be binding upon the Indemnitor.

6.5   Indemnification Sole Remedy

      The provisions of this Article 6 shall constitute the sole remedy to the Vendor and the Purchaser or the Company, as the case may be, against the other party to this Agreement with respect to any and all breaches of any agreement, covenant, representation or warranty made by such party in this Agreement.

                                  - Page 41 -


7. CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE PURCHASER AND THE VENDOR OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

7.1   Purchaser's Conditions

      The obligation of the Purchaser to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

      7.1.1 Truth and Accuracy of Representations of the Vendor at the Closing Time -All of the representations and warranties of the Vendor made in or under this Agreement, including, without limitation, the representations and warranties made by the Vendor and set forth in
            Section 4.1, shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received a certificate from the Vendor confirming the truth and correctness in all material respects of the representations and warranties of the Vendor.

      7.1.2 Performance of Obligations - The Vendor shall have performed or complied with, in all material respects, all their obligations, covenants and agreements under this Agreement.

                                  - Page 42 -


      7.1.3 Receipt of Closing Documentation - All instruments of conveyance and other documentation and assurances relating to the sale and purchase of the Shares including, without limitation, share certificates (the "Closing Documents") and all actions and proceedings taken on or prior to the Closing in connection with performance by the Vendor of its obligations under this Agreement shall be satisfactory to the Purchaser and its counsel, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated under this Agreement and the taking of all corporate proceedings in connection with those transactions in compliance with this Section 7.1, in form (as to certification and otherwise) and substance satisfactory to the Purchaser and its counsel.

      7.1.4 Closing Documentation - Without limiting the generality of Section 7.1.3, the Purchaser shall have received at or before the Closing Time sufficient duly executed original copies of the following:

            (1) certified copy of a resolution of the board of directors of each of the Company and the Vendor approving this Agreement and the transactions contemplated under this Agreement;

            (2) statutory declaration of the Vendor concerning residence of the Vendor, the matters referred to in subsection 7.1.1 and confirming that all conditions under this Agreement in favour of the Vendor have been either fulfilled or waived;

            (3) certificate of incumbency of each of the Vendor and the Company;

            (4)   certificate of status of the Company;

            (5) share certificates representing the Shares and duly endorsed for transfer;

            (6)   assignment of Inter-Company Receivables to the Purchaser; and

            (7)   books and records of the Company;

                                  - Page 43 -


      7.1.5 Opinion of Counsel for the Vendor - The Purchaser shall have received an opinion in form satisfactory to counsel for the Purchaser dated the Closing Date from counsel for the Vendor, respecting, inter alia, the matters set forth in subsections 4.1.1, 4.1.3, 4.1.4, 4.1.5, 4.1.6 (in respect to legal title only), 4.1.9.
             In giving such opinion, counsel to the Vendor may rely on certificates of the Vendor as to factual matters.

      7.1.6 Consents to Assignment - The Vendor shall have used its commercially reasonable efforts to obtain all consents or approvals from or notifications to any lessor or other third Person required under the terms of any of the Equipment Leases, the Leases or the Licenses with respect to the acquisition of control of the Company by the Purchaser, or otherwise in connection with the consummation of the transactions contemplated under this Agreement, on or before the Closing Time.

      7.1.7 Consents, Authorizations and Registrations - The Vendor shall have used its commercially reasonable efforts to obtain all consents, approvals, orders and authorizations of or from governmental or regulatory authorities (including, without limitation, securities regulatory authorities and stock exchanges) required in connection with the completion of the transactions contemplated in this Agreement on or prior to the Closing Time.

      7.1.8 No Actions Taken Restricting Sale - No action or proceeding in Canada by law or in equity shall be pending or threatened by any person, firm, corporation, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and sale of the Shares and the Inter-Company Receivables contemplated under this Agreement.

      7.1.9 Officers and Directors of Company - There shall have been delivered to the Purchaser on or before the Closing Time, the resignations, effective as and from Closing, of all of the officers and directors of the Company (excluding the Principals if applicable), together with comprehensive releases from each such person of all their claims respectively, except for any claims for unpaid remuneration.

      7.1.10 Status of Vendor - The Vendor has delivered to the Purchaser reasonable and satisfactory evidence that the Vendor is at the Closing

                                  - Page 44 -


             Date a resident of Canada within the meaning of the Income Tax Act (Canada).

      7.1.11 10 Meteor Drive - The Vendor shall enter into an agreement with the Purchaser, on or before the Closing Date, which agreement provides that the Company shall be entitled to lease the space which is currently occupied by the Vendor at 10 Meteor Drive, Etobicoke, Ontario (the "Premises") on terms the same as are currently in place between the Vendor and the Company for a period of 6 months following the Closing Date. Such agreement shall be terminable by the Purchaser on 30 days' notice and by the Vendor on 2 months' notice only if the Vendor sells the Premises to a third party. For greater certainty, the current terms provide, inter alia, for rent in the amount of $7,300 per month. The Purchaser shall also pay to the Vendor any costs that occur solely by the Purchaser's occupation of the Premises, which costs will not be occurred without the consent of the Purchaser.

7.2   Vendor's Conditions

      The obligations of the Vendor to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by the Vendor in whole or in part);

      7.2.1 Truth and Accuracy of Representations of the Purchaser at Closing Time - All of the representations and warranties of the Purchaser made in or under this Agreement, including, without limitation, the representations and warranties made by the Purchaser and set forth in Section 4.2, shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions contemplated and permitted hereby) and the Vendor shall have received a certificate from a senior officer of the Purchaser confirming the truth and correctness in all material respects of such representations and warranties of the Purchaser.

                                  - Page 45 -


      7.2.2 Performance of Agreements - The Purchaser shall have performed or complied with, in all respects, all of its other obligations, covenants and agreements under this Agreement.

      7.2.3 Receipt of Closing Documentation - All documentation and assurances relating to the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendor and their counsel, acting reasonably, and the Vendor shall have received copies of all such documentation or other evidence as they may reasonably request in order to establish the consummation of the transactions contemplated under this Agreement and the taking of all corporate proceedings in connection with those transactions in compliance with this Section 7.2, in form (as to certification and otherwise) and substance satisfactory to the Vendor and its counsel.

      7.2.4 Closing Documentation - Without limiting the generality of Section 7.2.3, the Vendor shall have received at or before the Closing Time sufficient duly executed original copies of the following:

            (1)   certificate of incumbency of the Purchaser; and

            (2)   certificate of compliance of the Purchaser.

      7.2.5 Opinion of Counsel for Purchaser - The Vendor shall have received from counsel for the Purchaser an opinion dated the Closing Date, in form satisfactory to counsel for the Vendor, respecting, inter alia, the matters set forth in subsections 4.2.1, 4.2.2 and 4.2.4. In giving such opinion, counsel to the Purchaser may rely on certificates of the Purchaser as to factual matters.

      7.2.6 No Actions Taken Restricting Sale - No action or proceeding in Canada by law or in equity shall be pending or threatened by any person, firm, corporation, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and sale of the Shares contemplated under this Agreement.

                                  - Page 46 -


      7.2.7 Payment of Purchase Price - The Purchaser shall have tendered to the Vendor the certified cheques or evidence of wire transfer for the portion of the Purchase Price payable at the Time of Closing.

      7.2.8 Consents, Authorizations and Registrations - All consents, approvals, orders and authorizations of or from governmental or regulatory authorities required in connection with the completion of the transactions contemplated in this Agreement shall have been obtained on or prior to the Closing Time including:

7.3   Failure to Satisfy Conditions

      If any condition set forth in Sections 7.1 or 7.2 is not satisfied on or before the Closing Time, the Party entitled to the benefit of such condition (the "First Party") may terminate this Agreement by notice in writing to the other Party and in such event the First Party shall be released from all obligations under this Agreement, and unless the First Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the other Party then the other Party shall also be released from all obligations under this Agreement, except that the First Party shall be entitled to waive compliance with any such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant, or whole or in part.

                                  - Page 47 -


7.4   Destruction or Expropriation

      If, prior to the Closing Time, there occurs any material destruction or damage by fire or other cause or hazard to any of the properties or assets of the Company, or if such properties or assets or any material part of them are expropriated or forcefully taken by any governmental authority or if notice of intention to expropriate a material part of such properties or assets has been filed in accordance with applicable legislation, then the Purchaser may, at its option, but shall not be obliged to, terminate this Agreement by notice to the other Parties.

8.    CLOSING ARRANGEMENTS

8.1   Time and Place of Closing

      The completion of the transactions contemplated by this Agreement shall take place at the Closing Time on the Closing Date at the offices of Miller Thomson LLP, or at such other place as may be agreed upon between the Parties.

8.2   Closing Arrangements

      At the Closing Time, upon fulfillment of all the conditions under this Agreement which have not been waived in writing by the Purchaser or the Vendor respectively:

      8.2.1 Purchase and Sale of Shares - The Vendor shall sell and the Purchaser shall purchase the Shares for the Purchase Price payable under this Agreement.

      8.2.2 Delivery of Closing Documents - The Parties shall respectively deliver the Closing Documents.

                                  - Page 48 -


      8.2.3 Actual Possession - The Vendor shall deliver actual possession of certificates representing the Shares to the Purchaser.

      8.2.4 Payment of Purchase Price - On the fulfillment of the foregoing terms of this Article 8, the Purchaser shall pay and satisfy the Purchase Price as provided in Section 3.1.

8.3   Tender

      Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money may be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank or trust company.

9.    NOTICES

9.1   Delivery of Notice

      Any notice, direction or other instrument required or permitted to be given by either party under this Agreement shall be in writing and shall be sufficiently given if delivered personally or transmitted by telecopier or other form of electronic communication during the transmission of which no indication of failure of receipt is communicated to the sender:

9.1.1 in the case of a notice to the Vendor at:

                  NTN Interactive Network Inc.
                  14 Meteor Drive
                  Etobicoke, Ontario M9W 1A4

                  Attention:  President

                                  - Page 49 -


                  Fax No. (416)-675-6284

                  With a copy to:

                           Morrison Brown Sosnovitch LLP
                           Suite 910 - 1 Toronto Street
                           Toronto, Ontario M5C 2V6

                           Attention: Kevin Gallagher
                           Facsimile: 416.368.6068

      9.1.2 in the case of a notice to the Purchaser at:

                           10 Meteor Drive
                           Toronto, Ontario
                           M9W 1A4

                           Attention: President
                           Facsimile:

                  With a copy to:

                           Miller Thomson LLP
                           20 Queen Street West, Suite 2500
                           Toronto, Ontario M5H 3S1

                           Attention: Peter H. Smith
                           Facsimile: 416.595.8695

Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the date on which it was received at such address, or if transmitted by telecopier or other form of electronic communication shall be deemed to have been given and received on the date of its transmission provided that if such day is not a Business Day or if it is received after the end of normal business hours on the date of its transmission at the place of receipt, then it shall be deemed to have been given and received at the opening of business in the office of the recipient on the first Business Day next following the transmission thereof. If normal telecopier or

                                  - Page 50 -


other form of electronic communication is interrupted by strike, slowdown, force majeure or other cause, a notice, direction or other instrument sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such service which has not been so interrupted to deliver such notice.

10.   GENERAL

10.1  Expenses

      All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transaction contemplated under this Agreement shall be paid by the Party incurring such expenses and, without limiting the generality of the foregoing, no expenses incurred by the Vendor shall be charges to the Company or any of the Subsidiaries and shall not be set off against any amounts owing by the Vendor to the Company or any of the Subsidiaries.

10.2  Time

      Time shall be of the essence hereof.

10.3  Assignment/Successors and Assigns

      Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by any Party without the prior written consent of the other Party. Subject to that condition, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

                                  - Page 51 -


10.4  Further Assurances

      Each Party agrees that upon the written request of any other Party, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as the other Party may from time to time reasonably request be done and/or executed as may be required to consummate the transactions contemplated under this Agreement or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered under this Agreement and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated under this Agreement, whether before or after the Closing.

10.5  Public Notices

      All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Vendor and the Purchaser and no Party shall act unilaterally in this regard without the prior approval of the other Party, (such approval not to be unreasonably withheld), except where required to do so by law or by the applicable regulations or policies of any provincial, federal or other regulatory agency of competent jurisdiction or any stock exchange, in which case, the party so required shall give the other parties a copy of such notice prior to its publication.

                                  - Page 52 -


10.6  Counterparts

      This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument.

            IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year first above written.

                          MAGICVISION MEDIA INC.

                          Per: /s/ George Wright                            C/S
                              ----------------------------------------------
                          Name: George Wright
                          Title:


                          NTN INTERACTIVE NETWORK INC.

                          Per: /s/ Don Pagnutti                             C/S
                              ----------------------------------------------
                          Name: Don Pagnutti
                          Title: COO


                          MAGIC LANTERN COMMUNICATIONS LTD.

                          Per: /s/ Doug Connolly                             C/S
                              -----------------------------------------------
                          Name: Doug Connolly
                          Title: President

* Schedules were deleted for filing purposes.